Exhibit 10.3

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SYNNEX Corporation, as Acquirer

AND

New Age Electronics, Inc., as Company

Dated as of February 25, 2008

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3.2	Authority	24
3.3	No Conflict with Other Instruments	24
3.4	Governmental Consents	25
3.5	Brokers or Finders	25
3.6	Purchase Price	25
3.7	Disclosure	25

ARTICLE 4 CONDUCT PRIOR TO THE CLOSING DATE		25

4.1	Conduct of Business of the Company	25
4.2	No Solicitation	27

ARTICLE 5 ADDITIONAL AGREEMENTS		28

5.1	Access to Information	28
5.2	Confidentiality	28
5.3	Approvals	29
5.4	Notification of Certain Matters	30
5.5	Additional Documents and Further Assurances; Cooperation	30
5.6	Expenses	30
5.7	Public Disclosure	31
5.8	Termination of 401(k) Plans	31
5.9	Takeover Statutes	31
5.10	Company Dissolution	31
5.11	Company’s Auditors	31
5.12	Maintenance of Existence; Adequate Funds	31
5.13	Credit for Prior Service	32

ARTICLE 6 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION HOLDBACK PROVISIONS		32

6.1	Survival of Representations, Warranties, Covenants and Agreements	32
6.2	Indemnification Provisions	32

ARTICLE 7 CONDITIONS TO THE CLOSING		37

7.1	Conditions to Obligations of Each Party to Effect the Closing	37
7.2	Additional Conditions to Obligations of the Company	37
7.3	Additional Conditions to the Obligations of Acquirer	38

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		40

8.1	Termination	40
8.2	Effect of Termination	41
8.3	Amendment	41
8.4	Extension; Waiver	41

ARTICLE 9 MISCELLANEOUS PROVISIONS		42

9.1	Disclosure Supplement	42
9.2	Notices	42
9.3	Entire Agreement	43
9.4	Remedies	43

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9.5	Third Party Beneficiaries	43
9.6	Invalid Provisions	43
9.7	Governing Law	44
9.8	Arbitration	44
9.9	Headings	44
9.10	Counterparts	44
9.11	Specific Performance	45
9.12	Allocation of Purchase Price	45
9.13	Assignment	45

ARTICLE 10 DEFINITIONS		45

10.1	Definitions	45

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Exhibits

Exhibit A	Excluded Assets
Exhibit A-1	Specified Retained Liabilities
Exhibit B	Assumed Liabilities
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Acquirer Officers’ Certificate
Exhibit E	Form of the Company Officers’ Certificate
Exhibit F	Form of the Company Secretary’s Certificate
Exhibit G	Form of Non-Competition Agreement
Exhibit H	Form of Bill of Sale
Exhibit I	Form of Patent Assignment
Exhibit J	Form of Trademark Assignment
Exhibit K	Form of Copyright Assignment

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EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of February 25, 2008, by and among SYNNEX Corporation, a Delaware corporation or its assigns (“Acquirer”) and New Age Electronics, Inc., a California corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS:

Subject to the terms and conditions set forth herein, the Company desires to sell, convey, transfer, assign and deliver to Acquirer, and Acquirer desires to purchase and acquire from the Company, all of Company’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”)

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

PURCHASE & SALE OF PURCHASED ASSETS

1.1 Purchased Assets. At the Closing, the Company shall sell, convey, transfer, assign and deliver to Acquirer, and Acquirer shall purchase and acquire from the Company, free and clear of all Liens (except for Permitted Liens), all of the Company’s right, title and interest in and to substantially all of the assets (collectively, the “Purchased Assets”) which the Company owns or in which the Company has any right, title or interest other than those set forth on Exhibit A.

1.2 No Other Assets. The Company shall only retain, and Acquirer shall not purchase, the assets listed on Exhibit A (the “Excluded Assets”).

1.3 Assumption of Liabilities.

(a) Except as provided in Section 1.3(b), the Company shall retain, and Acquirer shall not assume, or be responsible or liable with respect to, any liabilities or obligations of the Company (the “Retained Liabilities,” which, in any case, shall include the items set forth on Exhibit A-1 and all liabilities and obligations, other than any and all payments of interest and principal outstanding at Closing, under that certain Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2006, by and among the Company and the lenders named therein and related notes, guarantees and security agreements, as amended).

(b) Acquirer shall assume, at the Closing and effective as of the Closing Date, and shall thereafter pay, perform and discharge as and when due:

(i) Those liabilities and obligations of Acquirer to the extent reflected on the Interim Financials, relating to the Business as such liabilities and obligations exist on the Closing Date;

(ii) Those liabilities and obligations of the Company that arise in the ordinary course of business after the date of the Interim Financials relating to the Business and existing at the close of business on the Closing Date;

(iii) All liabilities and obligations of the Company arising under the assumed Contracts after the Closing Date except to the extent any such liability or obligation arises in connection with a breach of a representation or warranty made by the Company in Article 2 herein in respect of an assumed Contract;

(iv) All liabilities and obligations of the Company under its Warranty Obligations;

(v) All liabilities and obligations of the Company under the Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2006, by and among New Age Electronics, Inc. and the lenders named therein; and

(vi) Those liabilities and obligations of the Company set forth on Exhibit B attached hereto (Sections 1.3(b)(i) through (vi), collectively, the “Assumed Liabilities”).

1.4 Purchase Price; Payment of Purchase Price.

(a) Final Purchase Price.

(i) The aggregate consideration for the Purchased Assets and the Company’s Business related thereto shall be Forty-Three Million Two Hundred Fifty Thousand Dollars ($43,250,000) (the “Base Payment”), plus or minus the Final Tangible Net Worth Adjustment and plus any Earn-Out Payment earned pursuant to the Earn Out Agreement (collectively with all paid installments of the Base Payment, as adjusted by the Final Tangible Net Worth Adjustment, the “Final Purchase Price”).

(ii) The Base Payment will be adjusted either up or down by the amount by which the Tangible Net Worth of the Company as of the Closing exceeds or falls short of the following targets: if the Closing occurs on or before February 29, 2008, $15,333,982, and for each day after February 29 and before April 1, 2008 the target shall increase by $4,933 (the “Target Tangible Net Worth”). If the Closing occurs after March 31, 2008, the Target Tangible Net Worth will thereafter remain fixed at $15,486,909; provided, however, that if the Closing has not occurred by April 1, 2008 as a result of (A) the Company not having completed the 2007 Financials, (B) the Company’s failure to deliver a pay-off letter (the “Pay-Off Letter”) in respect of that certain Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2006, by and among the Company and the lenders named therein to the Acquirer, (C) assuming payment by Acquirer of the amounts set forth in the Pay-Off Letter, the Company’s failure to deliver the Bank UCC Release or (D) the Company’s failure to timely fulfill the Company HSR Delivery Requirements, for each day after March 31, 2008, the Target Tangible Net Worth shall increase by $17,404 per day until April 30, 2008.

(iii) The Base Payment less the Holdback Amount, shall be paid by Acquirer to the Company at the Closing, and such payment shall be made via wire transfer of immediately available funds from Acquirer to an account specified by the Company. The wire instruction details for such account shall be provided to Acquirer no less than three (3) Business Days prior to the Closing.

(iv) Eight Million Five Hundred Thousand Dollars ($8,500,000) of the Base Payment will be paid by the Acquirer to the Company on such date that is one hundred twenty (120) days after the Closing Date, subject to any post-closing purchase price adjustments made pursuant to Section 1.4(b).

(v) The final Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) of the Base Payment shall be paid by the Acquirer to the Company on such date that is one hundred eighty days (180) days after the Closing Date, subject to any post-closing purchase price adjustments made pursuant to Section 1.4(b).

(b) Post-Closing Purchase Price Adjustment.

(i) Not later than one hundred twenty (120) calendar days after the Closing Date, Acquirer will, or will cause its independent accounting firm (“Accountants”) to, prepare and deliver to the Company a statement (the “Statement”) setting forth the Tangible Net Worth of the Business as of the Closing Date, and the components and calculations thereof, including, but not limited to, appropriate reserves for accounts receivable, amounts due from and owing under vendor programs, and inventory (each, an “At Risk Item”) (the “Closing Date Tangible Net Worth”), in each case determined in accordance with the Accounting Procedures. If during any fiscal quarter, Acquirer collects on or removes the reserve from any At Risk Item such that Acquirer benefits financially from the At Risk Item in excess of such item net of the reserve therefore, Acquirer shall promptly pay to the Company an amount equal to such excess benefit.

(ii) If the Company has any objections to the calculation of the Closing Date Tangible Net Worth as set forth on the Statement, the Company will deliver a detailed statement (the “Statement of Objections”) describing the Company’s objections to Acquirer within thirty (30) calendar days of the Company’s receipt of the Statement from Acquirer; provided, however, that if Acquirer makes an adjustment for an At Risk Item, the Company shall have thirty (30) calendar days from the Company’s receipt thereof to deliver a Statement of Objections, notwithstanding whether it has delivered a Statement of Objections in response to the Statement. If the Company fails to notify Acquirer of any such objections within such thirty-calendar-day period, the Statement delivered to the Company will be deemed to be the “Final Statement”. The Company and Acquirer will use their reasonable best efforts to resolve any such objections.

(iii) If a final resolution is not obtained within thirty (30) calendar days after Acquirer has received the Statement of Objections, Acquirer and the Company will mutually appoint an accounting firm (such accounting firm, the “Accounting Referee”) to resolve any remaining objections, determined in accordance with the Accounting Procedures. The Accounting Referee will address only items disputed by the parties, and may not assign to any such disputed item a value that is greater than the greatest amount for such item that is claimed by a party or less than the smallest amount claimed by a party. Each party will cooperate with the Accounting Referee and provide the Accounting Referee with any information requested by it. The decision of the Accounting Referee will be final and binding on all parties.

(iv) Acquirer will revise the Statement as appropriate to reflect the resolution of the Company’s objections (as agreed upon by the Company and Acquirer or as determined by the Accounting Referee) and deliver it to the Company within fifteen (15) calendar days after the resolution of such objections. Such revised Statement will be the “Final Statement.” The Tangible Net Worth of the Business set forth on the Final Statement will be the “Final Tangible Net Worth”.

(v) If Acquirer and the Company fail to select the Accounting Referee as required by Section 1.4(b)(iii) within ten (10) Business Days after the expiration of the 30-calendar day negotiation periods described therein, the Company and Acquirer may resolve any remaining objections set forth in the Statement of Objections in accordance with Section 9.8.

(vi) Except as provided in Section 1.4(b)(vii), Acquirer and the Company shall bear equally the fees and expenses of the Accounting Referee and the fees of any arbitrators appointed to resolve disputes under this Section 1.4(b).

(vii) The Accounting Referee shall be required by the parties to determine the party (i.e., Acquirer or the Company) whose asserted position as to the calculation of Closing Date Tangible Net Worth is furthest from the determination by the Accounting Referee and such party shall be deemed to be the “non-prevailing party.” Notwithstanding the provisions set forth in Section 1.4(b)(vi), if Acquirer is the non-prevailing party and its asserted position was lower by 10% or more of the Final Tangible Net Worth as determined by the Accounting Referee, Acquirer will pay all of the fees and expenses of the Accounting Referee and any arbitrators appointed to resolve disputes under this Section 1.4(b). Notwithstanding the provisions set forth in Section 1.4(b)(vi), if the Company is the non-prevailing party and its asserted position was higher by 10% or more of the Final Tangible Net Worth as determined by the Accounting Referee, the Company will pay all of the fees and expenses of the Accounting Referee and any arbitrators appointed to resolve disputes under this Section 1.4(b).

(viii) Each party will (A) provide the other party and its representatives with full access during customary business hours to those books, records and employees that are related to the preparation of Closing Date Tangible Net Worth and (B) fully cooperate with all reasonable requests by a party in connection with a party’s review of the Closing Date Tangible Net Worth, the Statement and the Statement of Objections. Acquirer and the Company will make available to the other party and its representatives (including auditors) any back-up materials generated by them to support a position which is contrary to the position taken by the other party.

(ix) The “Final Closing Purchase Price” will be the amount equal to all paid installments of the Base Payment (A) plus the amount, if any, by which the Final Tangible Net Worth exceeds the Target Tangible Net Worth, or (B) less the amount, if any, by which the Target Tangible Net Worth exceeds the Final Tangible Net Worth (the amount resulting from the adjustment, if any, caused by (A) or (B) above, the “Final Tangible Net Worth Adjustment”).

(x) In the event that the Final Closing Purchase Price, as determined in accordance with the provisions of this Section 1.4,

(A) is greater than all paid installments of the Base Payment, Acquirer will pay to the Company an amount equal to (i) the Final Closing Purchase Price, less (ii) all paid installments of the Base Payment, via wire transfer of immediately available funds from Acquirer to the account specified by the Company pursuant to Section 1.4(a)(iii), not later than three Business Days after a Statement is deemed a Final Statement; or

(B) is less than all paid installments of the Base Payment, the Company will pay to Acquirer an amount equal to (i) all paid installments of the Base Payment, less (ii) the Final Closing Purchase Price, via wire transfer of immediately available funds, not later than three Business Days after a Statement is deemed a Final Statement.

1.5 Closing. The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place at 10:00 a.m., California time, at the offices of Jones Day, 555 S. Flower Street, Los Angeles, California 90071, on the third (3rd) Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other date, time and place as the Company and Acquirer shall mutually agree upon. The date of the Closing shall be referred to as the “Closing Date.” The Company and Acquirer hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article 7 hereof and as may reasonably be required to effect the transfer by the Company of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

1.6 Transfer Taxes. Acquirer shall be responsible for the payment of any sales, use, transfer or similar taxes arising out of or in connection with the Acquisition.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Disclosure Schedule, the Company hereby represents and warrants to Acquirer as follows. Any exception to or disclosure in respect of any representation, warranty or covenant, and any other information, which is disclosed in one section of the Disclosure Schedule shall be deemed to have been disclosed in every other section of the Disclosure Schedule only to the extent it is reasonably apparent that such exception is applicable to such other representation, warranty or covenant. Neither Acquirer nor any Affiliate of Acquirer has been given, or has relied upon or been induced to enter into this Agreement by any representation or warranty, express or implied, other than as expressly set forth in this Agreement.

2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each has full corporate power and authority to (i) conduct its Business as now conducted, (ii) to own, use, license and lease its Assets and Properties, and (iii) to perform its obligations under all Contracts to which it is a party. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or condition, financial or otherwise, of the Company. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

(b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c) Other than as listed on Section 2.1(c) of the Disclosure Schedule, the Company has no subsidiaries, whether directly or indirectly, and owns no shares of capital stock or any other ownership interest in any Person, and the Company is not a partner (general or limited), joint venturer or participant in any partnership, joint venture or other corporate entity.

2.2 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Acquirer is a party, thereof) by Acquirer, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Equity Ownership. Section 2.3 of the Disclosure Schedule sets forth a list of all of the holders of capital stock of the Company, indicating the name of shareholder and the number of shares of capital stock such shareholder owns. The list set forth at Section 2.3 of the Disclosure Schedule represents 100% of the outstanding equity of the Company. Other than as set forth on Section 2.3 of the Disclosure Schedule, there exists no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interest in the Company; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interest in the Company.

2.4 Company Financial Statements.

(a) The audited financial statements of the Company at and for the periods ended December 31, 2004, 2005, 2006 and 2007, including the notes therein (the “Audited

Financials”), and Interim Financials (the Interim Financials, collectively, with the Audited Financials, the “Company Financials”), which statements are attached hereto as Section 2.4(a) of the Disclosure Schedule, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments). The Company Financials present fairly and accurately, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

(b) The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of true and correct financial statements, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the management of the Company nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.5 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been provided or made available to Acquirer or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with the sound and prudent business practices customary for closely held entities. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of the Company from the date of the Company’s organization through the date hereof. The Company has prior to the execution of this Agreement delivered to Acquirer true and complete copies of its Articles of Incorporation and Bylaws, both as amended through the date hereof. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

2.6 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto), there are no Liabilities of, relating to or affecting the Company or any of the Company’s Assets and Properties, other than Liabilities (i) on the Company Financials, (ii) incurred in the ordinary course of business consistent with past practice since January 31, 2008, (iii) incurred in connection with transactions contemplated by the Agreement or (iv) set forth on Section 2.6 of the Disclosure Schedule.

2.7 Absence of Changes.

(a) Except as set forth in Section 2.7 of the Disclosure Schedule, since January 31, 2008:

(i) there has not been any material adverse change in the Company’s business, assets, liabilities, operations or financial performance;

(ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(iii) the Company has not sold, issued or authorized the issuance of any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iv) there has been no amendment to the Company’s Articles of Incorporation or Bylaws, and the Company has not effected or been a party to any Business Combination;

(v) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(vi) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since January 31, 2008, exceeds $25,000;

(vii) the Company has not (i) entered into or permitted any of its material assets owned or used by it to become bound by any Contract or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Contract;

(viii) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(ix) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(x) the Company has not made any changes to the method or processes pursuant to which it collects vendor receivables and has continued to accrue for such receivables;

(xi) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Liens, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(xii) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(xiii) the Company has not (i) established or adopted any Plan, (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(xiv) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(xv) the Company has not commenced or settled any Legal Proceeding, or received any notice, whether written or otherwise, that any Person was commencing or threatening to commence a Legal Proceeding involving the Company;

(xvi) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business inconsistent with past practices;

(xvii) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons; and

(xviii) the Company has not agreed or committed to take any of the actions referred to in clauses (iii) through (xvii) above.

(b) As of the date hereof, the Company is not in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility of the Company.

(c) As of the date hereof, the Company is not, nor has the Company agreed to become, bound by any guarantee, indemnity, surety or similar commitment which has not been reflected in the Company Financials.

(d) As of the date hereof, except as set forth in Section 2.7(d) of the Disclosure Schedule, the Company does not have any credit cards in issue in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

(e) The Company has not received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

(f) The Company has not engaged in financing of a type which is not required to be, or has not been, shown or reflected in the Company Financials.

2.8 Real Property.

(a) The Company does not own any real property.

(b) Section 2.8(b) of the Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or otherwise used or occupied by the Company (the “Leased Real Property”). All documents related to such lease, license, sublease, use or occupation (the “Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any material existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, any third party under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Section 2.8(b) of the Disclosure Schedule, (i) no parties other than the Company have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company, (iii) the Leased Real Property and the physical assets of the Company situated thereon are suitable for the Business as conducted by the Company.

(c) The Company has made available to Acquirer true, correct and complete copies of all Lease Documents.

2.9 Valid Title. The Company has good, marketable and valid title to, or, in the case of leased Assets and Properties, valid leasehold interests in, all of its material tangible Assets and Properties, real, personal and mixed, reflected in the latest Company Financials, free and clear of any Liens except (a) with respect to Liens securing obligations reflected in the Company Financials, (b) Permitted Liens and (c) such imperfections of title and Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The Purchased Assets include all rights, properties and assets necessary to permit the Acquirer to conduct the Business in all material respects in the same manner as the Business has been conducted prior to the date hereof.

2.10 Intellectual Property.

(a) Section 2.10(a) of the Disclosure Schedule lists (i) all Company Registered Intellectual Property (including all trademarks and service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks), (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest; and (iv) each product or service identified in Section 2.10(b) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Company Registered Intellectual Property, and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b) Section 2.10(b) of the Disclosure Schedule lists each proprietary product or service developed, manufactured, marketed, or sold in or as a part of the Business at any time since September 30, 2005 and any proprietary product or service currently under development by the Company.

(c) The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of its business as currently conducted.

(i) Except as set forth in Section 2.10(b)(i) of the Company Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.10(a) of the Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License disclosed under Section 2.10(g) of the Disclosure Schedule) and is free and clear of any Liens. Without limiting the generality of the foregoing, the Company owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company as currently conducted or as currently contemplated to be conducted, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company, as disclosed under Section 2.10(g) of the Disclosure Schedule, or are in the public domain.

(ii) Without limiting the generality of the foregoing, the Company owns exclusively, and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own or is used by the Company in connection with the operation or conduct of the business of the Company as currently conducted or provision of services by the Company, other than works disclosed under Section 2.10(g) of the Disclosure Schedule.

(d) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.10(g) of the Disclosure Schedule.

(e) Except pursuant to agreements described in Section 2.10(e) of the Disclosure Schedule, the Company has not transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any other Person.

(f) Except as set forth in Section 2.10(f) of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used in the conduct of the Company’s Business as it currently is conducted.

(g) Section 2.10(g)(i) of the Disclosure Schedule lists all Contracts (including all inbound Licenses) to which the Company is a party that grant licenses to Intellectual Property, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than $25,000 dollars. Except as set forth in Section 2.10(g)(ii) of the Disclosure Schedule, the

Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts and Licenses and, to the Company’s Knowledge, no other party to such Contracts and Licenses is in material breach of or has materially failed to perform thereunder.

(h) To the Knowledge of the Company, no Person is infringing or misappropriating any trademark or logo owned by the Company, and the Company (i) has not asserted or threatened in writing or orally any claim against any Person alleging any infringement, misappropriation or violation of any Intellectual Property owned by the company or (ii) is not aware of any facts or circumstances which could give rise to such a claim.

(i) The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth as Attachment 2.10(i) to the Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company, except as set forth in Section 2.10(i) of the Disclosure Schedule, have executed such an agreement and copies of all such agreements have been provided to Acquirer or made available to Acquirer for review.

(j) Except as set forth in Section 2.10(j) of the Disclosure Schedule, no (i) product, technology, service or publication of the Company, (ii) material published or, to the Company’s Knowledge, distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(k) Neither this Agreement nor any transaction contemplated by this Agreement will give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which the Company is a party with respect to any Intellectual Property, except for the Contracts or Licenses set forth in Section 2.10(k) of the Disclosure Schedule.

(l) Section 2.10(l) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form (“Source Code”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release of any Source Code owned by the Company or the grant of incremental rights to a Person with regard to such Source Code. The Company has not taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any Source Code owned by the Company under any Contract. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on their behalf to any Person of any Source Code owned by the under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.

2.11 Contracts.

(a) Section 2.11(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Acquirer prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound:

(i)(A) all Contracts (excluding Plans) providing consulting or other employment services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Company to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee who is disclosed in Section 2.11(a)(i) of the Disclosure Schedule, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or prohibiting or limiting disclosure of confidential or proprietary information;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts;

(iv) all Contracts relating to Indebtedness in an amount of $25,000 dollars or more;

(v) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi) all Contracts entered into outside the ordinary course of business (A) with independent contractors, distributors, dealers, manufacturers’ representatives, sales agencies or franchisees, (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

(vii) all guarantees of any Indebtedness or of other obligations of any Person, including, but not limited to, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(viii) all Contracts between or among the Company, on the one hand, and any current or former officer, director, shareholder, Affiliate or Associate of the Company or any Associate of any such officer, director, shareholder or Affiliate, on the other hand;

(ix) all collective bargaining or similar labor contracts;

(x) all Contracts other than those disclosed in Section 2.11(a)(v) of the Disclosure Schedule that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company to maintain insurance in certain amounts or with certain coverages;

(xi) all Contracts that provide for continuing research and development and/or design or other services after the Closing Date;

(xii) any Contract that expires, or may be renewed at the option of any Person other than the Company so as to expire more than, one (1) year after the date of this Agreement;

(xiii) any Contract that is not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination and which (A) requires payments by the Company in excess of $25,000 dollars (either alone or pursuant to a series of related contracts), or (B) requires the provision of services to any Person after the Closing;

(xiv) any Contract containing any covenant (A) limiting in any material respect the right of the Company to engage or compete in any line of business which covenant would apply to Acquirer after the Closing, (B) granting any exclusive distribution rights, (C) providing “most favored nations” terms for Company products or services, or (D) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company to sell, distribute or manufacture any Company products or services or material Intellectual Property owned by the Company or to purchase or otherwise obtain any material software, components, parts or subassemblies;

(xv) all powers of attorney and comparable delegations of authority; and

(xvi) all other Contracts not otherwise required to be disclosed above in Section 2.11(a) of the Disclosure Schedule which are material to the Company or related to the Business.

(b) Each Contract required to be disclosed in Section 2.11(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the Knowledge of the Company, each other party thereto.

(c) Except as set forth in Section 2.11(c) of the Disclosure Schedule:

(i) the Company has not violated or breached, or committed any default under, any Contract to which it is a party, and, to the best of the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Contract;

(ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Contract, (B) give any Person the right to declare a default or exercise any remedy under any Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii) since January 31, 2008, the Company has not have received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract; and

(iv) the Company has not waived any of its material rights under any material Contract.

(d) No Person is renegotiating, or has a right pursuant to the terms of any Contract to renegotiate, any amount paid or payable under any material Contract or any other term or provision of any material Contract.

(e) Except as disclosed in Section 2.11(e) of the Disclosure Schedule, the Company has no Knowledge of any basis upon which any party to any Company Contract may object to (i) the assignment to Acquirer of any right under such Contract, or (ii) the delegation to or performance by Acquirer of any obligation under such Contract.

(f) The Contracts identified in Section 2.11(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable Acquirer to conduct its business in the manner in which its business is currently being conducted.

2.12 Employees.

(a) A complete and accurate list setting forth all employees, officers, directors, contractors and consultants of the Company as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation, current salary and benefits, age, notice period, and all employment contracts or other agreements between the Company and any officer or, employee or any other contractor, consultant or person relating to the performance of services is included in Section 2.12(a) of the Disclosure Schedule. Copies of all such agreements have been delivered to Acquirer. Except as set forth in Section 2.12(a) of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due to any current or former officer, director, or employee of, or consultant to, the Company.

(b) There are no outstanding offers of employment or engagement made to any person by the Company and there is no one who has accepted an offer of employment or engagement made by the Company who has not yet taken up that employment or engagement.

(c) Except as set forth in Section 2.12(c) of the Disclosure Schedule, as of the date hererof, no employee, officer, director, contractor or consultant of the Company:

(i) has given or received notice terminating his or her employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this Agreement and the sale of the Company’s Assets and Properties to Acquirer to give notice of termination or to claim for any payment or benefit or to treat himself as being released from any obligation and no such person is planning to terminate his or her employment as of or shortly after the Closing; or

(ii) is currently on sick leave which (as of the date of this Agreement) has been for more than 14 consecutive days; or

(iii) is currently on sabbatical or parental leave.

(d) Since December 31, 2007, other than in the ordinary course of business (i) no change has been made in the rate or basis of remuneration, fee or other benefits provided for or paid to any employee, officer, director, consultant or contractor of the Company, and (ii) no change has been made in any other terms of employment or engagement of any such employee, officer, director, consultant or contractor, except as otherwise reflected in Section 2.12(a) of the Disclosure Schedule.

(e) The officers of the Company are not aware of any facts or matters affecting any employee of the Company which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

(f) No grievance or complaint of sex, race or disability discrimination, whether formal or informal, is pending in an administrative or litigation proceeding nor has been raised by any employee, director or consultant or former employee, director or consultant of the Company in the twelve months prior to Closing.

(g) The Company has not made any loans to or entered into any credit transaction with any of its directors or any employee or officer which has not been reflected in the Company Financials.

(h) The Company has made available to Acquirer true and correct copies or summaries of the most recent annual report filed with the IRS with respect to each Plan (if any such report was required). Each Plan has been maintained, funded, operated and administered in compliance in all material respects with applicable laws, including, without limitation, ERISA and the Code. All Plans required to have been approved by any non United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Plan that is reasonably likely to affect any such approval relating thereto or increase the costs relating thereto.

(i) There are no agreements and there have been no communications, written or oral, that would prevent any Company plan or agreement that provides welfare benefits (each a “Welfare Plan”) (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Closing. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code, ERISA or other applicable Law.

(j) Section 2.12(j) of the Disclosure Schedule identifies each Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance. Each such nonqualified deferred compensation plan (i) since January 1, 2005, has been operated in good faith compliance with Section 409A of the Code and associated Treasury Department guidance, and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

(k) Except as expressly set forth in Section 2.12(k) of the Disclosure Schedule, no persons will be entitled to any severance, change in control, termination, bonus or other additional compensation or benefits from or on behalf of the Company or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the Acquisition or any of the other transactions contemplated by this Agreement (alone or in combination with any other event) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of the Acquisition or any of the other transactions contemplated by this Agreement (alone or in combination with any other event). The execution and delivery of this Agreement, the consummation of the Acquisition and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Plan or agreement, (B) trigger the forgiveness of indebtedness owed by any persons to the Company or any of its affiliates (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s ability to amend, modify or terminate, any Plan or agreement or (D) result in the imposition of any Taxes on any person under Section 4999 of the Code.

(l) The Company has not received written, or to the Knowledge of the Company, oral notice of, and, to the Knowledge of the Company, there are no, pending investigations by any Governmental or Regulatory Authority with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Plans), suits or proceedings against or involving any Plan or asserting any rights or claims to benefits under, any Plan.

(m) All contributions, premiums and benefit payments under or in connection with the Plans that are required to have been made by the Company have been timely made.

(n) No Plan is a plan subject to Title IV of ERISA. No Plan is a “multiemployer plan” as defined in Sections 3(37) of ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Sections 4063(a) of ERISA and 413 of the Code, and neither the Company nor any Person which, together with the Company, would be treated as a single employer under Sections 4001 of ERISA or 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(o) There are no controversies or labor or trade disputes or union organization activities pending or, to the Knowledge of the Company, threatened between the Company and any of its respective employees nor are there facts known to the Company which might indicate that there may be any such dispute or activities.

(p) No collective agreements are binding on the Company as of the Closing Date. As of the date hereof, none of the Company’s employees are employed by any other employer. No employees in addition to the Key Employees are required for the Company’s business operations to be carried out as currently operated. Each of the Company’s employees has a permanent right to reside and work in the jurisdiction in which they are employed.

(q) There are no existing or former employees or other persons that have a right of employment or re-employment with the Company.

(r) The Company has no consultants and has not at any time had any consultant which under labor laws or tax laws would be deemed as an employee.

(s) There is no pending or threatened (i) claim by, or outstanding settlement with, any current or former Company director, officer, or employee or any other affiliated person against the Company, (ii) labor or union litigation in relation to former employees or officers, or (iii) strike.

(t) All accrued costs or pensions, holidays, overtime and bonuses accrued up to the respective Company Financials date are set out in the respective Company Financials.

2.13 Compliance, Licenses and Consents.

(a) The Company has maintained and is in compliance in all material respects with the terms of all Permits required to be obtained by it in connection with the conduct of the Business.

(b) The Company has not received any written notice that any material Permit is likely to be revoked, suspended or cancelled.

(c) The Company has not (i) committed nor is it liable for, and to the Knowledge of the Company, no claim has been made that it has committed or is liable for, any criminal or illegal act, or (ii) received notice that it is in breach of any obligation or duty pursuant to statute.

(d) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not require the Company to obtain any consent, approval or action, or make any filings with or give notice to any customer, supplier or landlord.

2.14 Substantial Customers and Suppliers. Section 2.14 of the Disclosure Schedule lists the fifteen (15) largest customers of the Company, collectively, on the basis of revenues collected or accrued for calendar years 2006 and 2007 and as of January 31, 2008, and lists such revenues. Section 2.14 of the Disclosure Schedule lists the fifteen (15) largest suppliers of the Company on the basis of cost of goods or services purchased for calendar years 2006 and 2007 and as of January 31, 2008 and lists such costs of goods or services purchased. Except as disclosed in Section 2.14 of the Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2006 or, to the Knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.14 of the Disclosure Schedule, to the Knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency. The Company currently enjoys a good working relationship with each of its customers and suppliers, including, but not limited to, Hewlett Packard Company, and, to the Knowledge of the Company, there are no facts or circumstances, including the consummation of the Acquisition, that will adversely effect such relationships.

2.15 Accounts Receivable. Except as set forth in Section 2.15 of the Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to December 31, 2007, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, except in each case as would not, individually or in the aggregate, have a material adverse effect.

2.16 Inventory. All inventory of the Company reflected on the balance sheet included in the Company Financials consisted, and all such inventory acquired since January 31, 2008 consists, in all material respects, of a quality and quantity usable and salable in the ordinary course of business as currently conducted or as reasonably contemplated to be conducted.

2.17 Banks and Brokerage Accounts. Section 2.17 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.18 Warranty Obligations.

(a) True and correct copies of the Warranty Obligations have been delivered to Acquirer prior to the execution of this Agreement.

(b) Except as disclosed in Section 2.18(b) of the Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Interim Financial Statements reflects adequate reserves for Warranty Obligations. To the extent the Company has Warranty Obligations with respect to any products sold by the Company, such products satisfy such Warranty Obligations in all material respects.

2.19 Approvals.

(a) Section 2.19(a) of the Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b) Section 2.19(b) of the Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.20 Tax.

(a) All Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns). The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Company has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable. The Company has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns other than as a member of a group of which the Company is the ultimate parent for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(b) The amount of the Company’s liabilities for unpaid Taxes for all periods through January 31, 2008 does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Company Financials, and the Company Financials properly accrue in accordance with GAAP all liabilities for Taxes of the Company payable after January 31, 2008 attributable to transactions and events occurring prior to such date. No liability for Taxes of the Company has been incurred or material amount of taxable income has been realized (or prior to and including the Closing Date will be incurred or realized) after January 31, 2008 other than in the ordinary course of business.

(c) Acquirer has been furnished by the Company true and complete copies of (i) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use Tax Returns for or including the Company for 2004, 2005, 2006, 2007 and to the date hereof for 2008.

(d) No audit of the Tax Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s Knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted in writing with respect to Taxes of the Company, and the Company has not received written notice that it has not filed a Return or paid Taxes required to be filed or paid. The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company.

(e) The Company is not (nor has it ever been) a party to any tax sharing agreement. Since inception, the Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

2.21 Environmental Matters. Except as set forth in Section 2.21 of the Disclosure Schedule:

(a) The Company possesses any and all Environmental Permits necessary to or required for the operation of their business as currently conducted.

(b) The Company is in material compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c) Neither the Company nor any predecessor thereof nor any entity previously owned thereby has received any written notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company pursuant to any Environmental Law.

2.22 Absence of Litigation.

(a) No litigation, arbitration, administrative or criminal proceedings by or against the Company are pending or, to the Company’s Knowledge, threatened against the Company. To the Company’s Knowledge, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against the Company.

(b) The Company is not subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Company’s Business.

2.23 Export Control Laws. The Company has at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals; and

(c) To the Company’s Knowledge, as of the date hereof, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that have given rise to any material claims.

2.24 Foreign Corrupt Practices Act. To the Company’s Knowledge, the Company (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Company or any of its subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.25 Insurance Coverage. The Company has made available to Acquirer true, correct and complete copies of all policies of insurance of the Company issued at the request or for the benefit of the Company. To the Knowledge of the Company, there are no circumstances that will (i) lead to a claim against such insurance or (ii) lead to any such insurance being revoked, violated or not renewed in the ordinary course. Section 2.25 of the Disclosure Schedule identifies each insurance claim made by the Company with respect to any insurance policy of the Company or any predecessor insurance policy in the last two (2) years.

2.26 Related Party Transactions. Except as set forth in Section 2.26 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the

Purchased Assets; (b) no Related Party is, or has at any time since December 31, 2005 been, indebted to the Company; (c) since December 31, 2005, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing of any nature involving the Company; (d) no Related Party is competing, or has at any time since December 31, 2005 competed, directly or indirectly, with the Company; (e) no Related Party has any claim or right against the Company or the Purchased Assets; and (f) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

2.27 Brokers or Finders. Except as disclosed in Section 2.27 of the Disclosure Schedule, no person is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Company’s Assets and Properties.

2.28 Solvency.

(a) The Company has never, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets or (iv) admitted in writing its inability to pay its debts as they become due.

(b) The Company is not now insolvent.

(c) Immediately after giving effect to the consummation of the Acquisition, (i) the Company will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Company will have assets (calculated at fair market value) that exceed their Liabilities and (iii) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of the Company. Following the Closing, the cash available to the Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

2.29 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s Articles of Incorporation, as amended, or Bylaws, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which the Assets and Properties of the Company is bound, except to the extent such event of default is caused by the failure to obtain the consents set forth on Section 2.29 of the Disclosure Schedule attached hereto, or (b) conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Company or any shareholder to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets or any governmental or regulatory agency, except to the extent such event of default is caused by the failure to obtain the consents set forth on Section 2.29 of the Disclosure Schedule attached hereto, and except, in the case of clause (a)(ii) for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a material adverse effect on the Company or that would reasonably be expected not to result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, with respect to the assets, business, operation and condition (financial or otherwise) of the affected Person, taken as a whole.

2.30 Disclosure. No representation, warranty or other statement by the Company in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make such statements not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants as follows:

3.1 Organization. Acquirer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2 Authority. Acquirer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Acquirer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquirer. This Agreement is a valid and binding obligation of Acquirer.

3.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Acquirer or any of its subsidiaries, pursuant to (i) any provision of Acquirer’s Certificate of Incorporation or Bylaws, or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Acquirer or any of its subsidiaries is a party or by which the properties or assets of Acquirer or any of its subsidiaries is bound, or (b) to the knowledge of Acquirer after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Acquirer or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Acquirer and its subsidiaries, taken as a whole, or that would not result in the creation of any material Lien, charge or encumbrance upon any assets of Acquirer or any of its subsidiaries or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement by Acquirer or the consummation by Acquirer of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Acquirer of the transactions contemplated hereby.

3.5 Brokers or Finders. Except as disclosed in Section 3.5 of the disclosure schedule delivered by Acquirer, if any, to the Company, no person is entitled to receive from Acquirer any finder’s fee, brokerage or other commission in connection with this Agreement or the Acquisition.

3.6 Purchase Price. Acquirer will have (1) at each of the dates set forth in Sections 1.4(a)(iii), 1.4(a)(iv) and 1.4(a)(v) sufficient cash available, lines of credit or other sources of immediately available funds to remit the respective payments set forth therein and any payment with respect to the Tangible Net Worth, as applicable, and (2) when due and payable in 2009, sufficient cash available to remit the Earn-Out Payment.

3.7 Disclosure. No representation, warranty or other statement by Acquirer in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make such statements not misleading.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Acquirer shall give its prior consent in writing which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course consistent with past practice to pay its Liabilities and Taxes consistent with the Company’s past practices (and in any event when due), to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use all commercially reasonable efforts to preserve its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving its goodwill and ongoing businesses at the Closing Date. In addition, the Company shall, prior to the Closing, cooperate in good faith with Acquirer to facilitate the transition of the Company’s customers and vendors, including, but not limited to, obtaining assignments, consents, and assurances from such customers and vendors with respect to the Acquisition. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Acquirer, take or agree in writing or otherwise to take, any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Acquirer’s closing obligations in Section 7.1 or Section 7.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, (i) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Acquirer concerning the status of the Company’s business, and (ii) except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement, the Company shall not do, cause or permit any of the following, without the prior written consent of Acquirer:

(a) Charter Documents: cause or permit any amendments to its Articles of Incorporation or Bylaws;

(b) Contracts: other than Contracts in the ordinary course of business consistent with past practice, enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contract or Contracts which involve total obligations of less than twenty-five thousand dollars ($25,000), individually, and $250,000 in the aggregate, and which are not otherwise material to the business of the Company;

(c) Intellectual Property: dispose of, license or transfer to any person or entity any rights to any Intellectual Property of the Company other than non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice;

(d) Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Company’s products or technology;

(e) Dispositions: sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, except for sales of products in the ordinary course of business consistent with past practice;

(f) Indebtedness: incur any Indebtedness, other than from current lenders for working capital purposes, for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others or assume or incur any long term liabilities;

(g) Capital Expenditures: make any capital expenditures, capital additions or capital improvements in excess of $25,000, individually, and $250,000 in the aggregate;

(h) Termination or Waiver: terminate or waive any right of value;

(i) Employee Benefit Plans; New Hires; Pay Increases: adopt or amend (except as may be required by applicable Law) any employee benefit or stock purchase or option plan, or hire any new consultant or employee, pay any special bonus or special remuneration to any employee, consultant or director or increase the salaries, wage rates or compensation of any employee or consultant;

(j) Severance Arrangements: grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(k) Lawsuits: commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquirer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(l) Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(m) Revaluation: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; or

(n) Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(m) above, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

4.2 No Solicitation. Upon the signing of this Agreement, the Company will not take, nor will the Company permit any of the Company’s Representatives to (directly or indirectly), take any of the following actions with any Person other than Acquirer and its designees: (a) solicit, encourage, initiate, entertain, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to any possible Business Combination with the Company or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information not customarily disclosed consistent with the Company’s past practices with respect to the Company or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Acquirer or the Company’s Representative, relating to (or which the Company believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company (whether such subsidiary is in existence on the date hereof or is hereafter organized), (c) agree to or enter into a Contract with any Person, other than Acquirer, providing for or approving a Business Combination with the Company or any Subsidiary (whether such subsidiary is in existence on the date hereof or is hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business

Combination with the Company or any Subsidiary (whether such subsidiary is in existence on the date hereof or is hereafter organized) other than by Acquirer, or (e) authorize or permit any of the Company’s Representatives to take any such action. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Closing or the termination of this Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall promptly notify Acquirer thereof, such notice to include the identity of the Person or Persons making such offer, indication of interest or proposal and the terms thereof, and will keep Acquirer apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the second proceeding sentence. Each of the Company and Acquirer acknowledge that this Section 4.2 was a significant inducement for Acquirer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the shareholders of the Company and the Acquisition or (ii) a failure to induce Acquirer to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Access to Information. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice the Company shall (a) give Acquirer and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) permit Acquirer to make such inspections as it may require; (c) cause its officers to furnish Acquirer such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Acquirer from time to time may request, including financial statements and schedules; and (d) allow Acquirer the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Acquirer pursuant to this Section 5.1 may be used by Acquirer only for strategic planning purposes relating to evaluating and accomplishing the transactions contemplated hereby.

5.2 Confidentiality. The parties acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement dated June 1, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Acquirer and its Representatives by the Company including the any discussions, materials and data related to the Agreement and the related transactions, and all information furnished to the Company by Acquirer and its Representatives, shall be covered by the Confidentiality Agreement, and Acquirer and the Company shall be fully liable and responsible under the Confidentiality

Agreement for any breach of the terms and conditions thereof by their respective Subsidiaries and Representatives. Furthermore, without limiting the foregoing, each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of Law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, (e) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action) or (f) which is disclosed in the course of any Action or Proceeding between any of the parties hereto.

5.3 Approvals.

(a) The Company shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Acquisition (all of which Approvals are set forth in the Disclosure Schedule) so as to preserve all rights of and benefits to the Company thereunder and Acquirer shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

(b) Without limiting the generality of the foregoing, the Company and Acquirer shall, promptly after the date of this Agreement, prepare and file notifications under the HSR Act in connection with the Acquisition and shall request early termination of the waiting period thereunder. The Company and Acquirer shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Authority in connection with antitrust or related matters (each of inquiries or requests referred to in clause (i) or (ii) being referred to herein as a “Second Request”). The Company shall provide documents or information in connection with the preparation and filing of a response to a Second Request requested by Acquirer within a reasonable time, but in no case more than two (2) Business Days of the request therefor (the “Company HSR Delivery Requirements”).

(c) Notwithstanding anything to the contrary contained in Section 5.3 or elsewhere in this Agreement, neither Acquirer nor any of its Subsidiaries shall have any obligation under this Agreement to (i) divest or agree to divest (or cause any of its Subsidiaries or the Company to divest or agree to divest) any of its respective businesses, product lines, assets, or capital stock or to take or agree to take (or cause any of its Subsidiaries or the Company to take or agree to take) any other action or agree (or cause any of its Subsidiaries or the Company to agree) to any limitation or restriction on any of its respective businesses, product lines, assets, or capital stock, or (ii) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority (A) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, or seeking to obtain from Acquirer or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Acquirer or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or Acquirer or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or Acquirer or its Subsidiaries, in each case as a result of or in connection with the Acquisition or any of the other transactions contemplated by this Agreement; or (C) seeking to (1) directly or indirectly prohibit Acquirer or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or (2) directly or indirectly prevent the Company from operating any of its business in substantially the same manner as operated by the Company immediately prior to the date of this Agreement.

5.4 Notification of Certain Matters. The Company shall give prompt notice to Acquirer, and Acquirer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Acquirer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of the Company or Acquirer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.5 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary (a) to carry out the purposes of this Agreement or to vest Acquirer after the Closing Date with full right, title and possession to all Purchased Assets and (b) to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Acquisition; provided, however, that Acquirer shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.6 Expenses. All fees and expenses incurred in connection with the Acquisition, including all legal, accounting, financial advisory, consulting, fees paid under the HSR Act and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

5.7 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Acquirer, by the rules and regulations of the New York Stock Exchange, prior to the Closing Date, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Acquirer and the Company in writing prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

5.8 Termination of 401(k) Plans.

(a) Unless Acquirer requests otherwise in writing, the board of directors of the Company shall adopt resolutions terminating, effective as of the day prior to the Closing Date, any Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company. At the Closing, the Company shall provide Acquirer (a) executed resolutions of the board of directors of the Company authorizing such termination and (b) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

(b) Following the Closing Date, Acquirer shall provide the Company with any records in Acquirer’s possession that the Company requests to effectuate the termination of the Company’s 401(k) Plan and distribute participant balances from the plan, except where provision of such records would be in violation of applicable Laws.

5.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

5.10 Company Dissolution. The Company hereby covenants that it will not, nor will it permit its Representatives to, dissolve or take any measures to cause the dissolution of the Company at any time prior to one year and one month after the Closing Date.

5.11 Company’s Auditors. The Company will use commercially reasonable efforts (a) to cause its management and its independent auditors to facilitate on a timely basis the preparation of financial statements (including pro forma financial statements if required; provided, however, that Acquirer shall pay all costs and expenses of such independent auditors incurred by the Company in connection with the preparation of such pro forma financial statements) as required by Acquirer to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (c) to provide reasonable access to the Company’s independent accountants as may be reasonably requested by Acquirer or its accountants.

5.12 Maintenance of Existence; Adequate Funds. From and after the Closing, Acquirer shall preserve, renew and keep in full force and effect its existence, and shall not take any actions, including paying any dividends, that would render or is reasonably likely to render Acquirer insolvent, or unable to pay and discharge its obligations hereunder.

5.13 Credit for Prior Service. All prior service with the Company by each employee thereof who is hired by Acquirer as contemplated by Section 7.1(e) shall be credited for purposes of eligibility and participation under any employee benefit plan at any time established, maintained or assumed by Acquirer and for purposes of vesting under Acquirer’s 401(k) plan, all to the extent applicable, unless such credit is prohibited by applicable Law. All prior service with the Company by each such employee shall also count toward the service requirements of sick pay, paid time off and vacation accrual policies and practices at any time established, maintained or assumed by Acquirer. To the extent not prohibited by an insurer or service provider under Acquirer’s applicable medical or health plans and the Law, Acquirer shall waive or cause to be waived any preexisting condition exclusion or limitation in any medical or health plan made available by Acquirer to any such employee to the extent such exclusion or limitation did not apply to a preexisting condition with respect to such employee under a similar or corresponding benefit plan of the Company. Nothing in the foregoing or any other provision of this Agreement shall impose a duty on Acquirer to assume the 401(k) plan or any other benefit plan of the Company and Acquirer hereby specifically disclaims the assumption of such plans.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION HOLDBACK PROVISIONS

6.1 Survival of Representations, Warranties, Covenants and Agreements. Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of Acquirer with respect thereto or any knowledge acquired by Acquirer or its officers, directors, employees or agents as to the accuracy or inaccuracy of any such representation or warranty. Except for Section 1.4(b)(i), the mechanisms set forth in Sections 6.2(d), (e) and (f) with respect to claims then outstanding (which mechanisms shall survive until the payment in full of all indemnification claims), and the Specified Representations (which shall survive through the applicable statute of limitations applicable to claims related thereto), all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, unless terminated earlier or later by their terms, the Acquisition and continue for twelve (12) months following the Closing Date (the “Expiration Date”). Any claims based upon fraud or willful misrepresentation shall survive until the applicable statute of limitations.

6.2 Indemnification Provisions.

(a) Establishment of the Indemnification Holdback. At the Closing, Eleven Million Seven Hundred Fifty Thousand Dollars ($11,750,000) of the Base Payment (the “Holdback “Amount”) will be held back by Acquirer, such hold back to constitute the “Indemnification

Holdback,” as partial security for the indemnification obligations of the Company and the Shareholders under this Section 6.2. For purposes of this Article 6, all references to the Company shall be deemed to include the Shareholders.

(b) Right to Indemnification.

(i) Subject to the limitations set forth herein, the parties and their officers, directors, employees, agents, and Affiliates (collectively, the “Indemnitees”) shall be indemnified and held harmless by the other party (the “Indemnitor”) hereto from and against any and all Losses incurred by the Indemnitees directly or indirectly as a result of:

(A) any inaccuracy or breach of a representation or warranty of the Indemnitor contained herein including, but not limited to, the representations and warranties set forth in Sections 2.9 (Valid Title), excluding, however, the last sentence thereof and 2.20 (Tax) (the “Specified Representations”) (provided, that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “Material Adverse Effect” contained therein);

(B) any failure by the Indemnitor to perform or comply with any covenant contained herein;

(C) for a Company Indemnitee, any Assumed Liability;

(D) the Indemnitor’s failure to comply with any bulk sales or fraudulent transfer laws that may be applicable to the Acquisition, any Taxes arising as a result of the other party’s operation of the Business or ownership of the Purchased Assets prior to the Closing, and any Taxes that will arise as a result of or in connection with the consummation of the Acquisition; or

(E) for an Acquirer Indemnitee, any Liability arising out of the Retained Liabilities.

(F) Any amount owed to either respective party under Section 1.4(b)(x), which is not timely paid; or

(ii) Subject to the further limitations set forth in Section 6.2(b)(iv), the Indemnification Holdback shall not be the sole remedy available to compensate the Acquirer Indemnitees for any and all such Losses. The parties agree that any Losses under this Article 6 shall be solely recoverable by an Acquirer Indemnitee (A) first, by Acquirer withholding amounts from the Indemnification Holdback and (B) second, by making claims against the Company for amounts in excess of the Indemnification Holdback and (C) third, by making claims pro rata against the Shareholders.

(iii) Except in the case of any claims under Section 6.2(b)(i)(E) or (F), Acquirer may not make any claims against the Company Indemnitor unless the aggregate Losses (each of which individually exceeds Two Thousand Dollars ($2,000)) incurred or sustained exceed Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Basket”) (at which such time claims may be made for all Losses incurred or sustained).

(iv) Except as set forth in Section 6.2(b)(v), (A) during the period from the Closing Date until Ninety (90) days thereafter (“Period 1”), the Company Indemnitor shall not have Liability for indemnifiable Losses pursuant to this Article 6 to the extent that the aggregate amount of such Losses exceeds Seventeen Million Two Hundred Fifty Thousand Dollars ($17,250,000); (B) during the period from the end of Period 1 until One Hundred Eighty (180) days after the Closing Date (“Period 2”), the Company Indemnitor shall not have Liability for indemnifiable Losses pursuant to this Article 6 claimed during Period 2 to the extent that the aggregate amount of such Losses exceeds Twelve Million Seventy-Five Thousand Dollars ($12,075,000); (C) during the period from the end of Period 2 until one year after the Closing Date (“Period 3”), the Company Indemnitor shall not have Liability for indemnifiable Losses pursuant to this Article 6 claimed during Period 3 to the extent that the aggregate amount of such Losses exceeds Six Million Nine Hundred Thousand Dollars ($6,900,000); and (D) neither party shall have any Liability for indemnifiable Losses pursuant to this Article 6 after one year from the Closing Date; and, provided, further, the Company Indemnitor shall not have Liability for indemnifiable Losses pursuant to this Article 6 to the extent that the aggregate amount of such Losses exceeds Seventeen Million Two Hundred Fifty Thousand Dollars ($17,250,000) for claims for Losses during the time spanned by Periods 1 through 3.

(v) Any limitations set forth in this Section 6.2(b) or otherwise shall not apply to Losses as a result of fraud or willful misrepresentation or breaches of any Specified Representations. With respect to actions grounded in fraud or willful misrepresentation, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no such party shall, by exercising any remedy available to it under this Article 6, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(c) Holdback Period; Distribution of Holdback Amount upon Termination of Holdback Period. Subject to the following requirements, the Indemnification Holdback Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Pacific Time, on the expiration of Period 2 (the period of time from the Closing Date through and including the expiration of Period 2 is referred to herein as the “Holdback Period”); and all cash then remaining in the Indemnification Holdback shall be distributed as set forth in this Section 6.2(c). Subject to the following requirements, Acquirer shall release eight million five hundred thousand dollars ($8,500,000) of the Holdback Amount to the Company on the expiration of Period 1 and the balance on the expiration of Period 2, in either event less (i) any amounts paid to Acquirer during such period in accordance with this Article 6, and (ii) any amount that is reasonably necessary, as reflected in documentation provided by Acquirer to the Company in good faith, to satisfy any unsatisfied claims (including costs of defense) concerning facts and circumstances existing prior to the release date which claims are specified in any Officer’s Certificate delivered to the Company in good faith prior to the Expiration Date.

(d) Claims Upon Indemnification Holdback. At any time on or before 5 p.m., California time, on the last day of the Holdback Period Acquirer may deliver to the Company a certificate signed by any officer of Acquirer in good faith (an “Officer’s Certificate”): (A) stating that Acquirer or another Acquirer Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and the amount thereof, and

(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related and the relevant section number of this Agreement, and, subject to the provisions of Section 6.2(d), deduct out of the Holdback Amount, cash held in the Indemnification Holdback in an amount equal to such Losses and if such amount exceeds the available Holdback Amount, pursue its rights and remedies against the Company. Where the basis for a claim upon the Indemnification Holdback by Acquirer is that Acquirer reasonably anticipates that it will incur or pay a Loss (a “Contingent Loss”), no payment will be made from the Indemnification Holdback for such Contingent Loss unless and until such Contingent Loss is actually incurred or paid and a further Officer’s Certificate with respect thereto is delivered to the Company; provided, however, that the amount of such Contingent Loss shall not be released from the Indemnification Holdback unless and until such Contingent Loss is incurred or paid or it is conclusively determined that no actual Loss will be incurred or paid with regard thereto.

(e) Objections to Claims.

(i) For a period of twenty (20) Business Days from and after delivery of any Officer’s Certificate to the Company, Acquirer shall take no action regarding the Indemnification Holdback unless Acquirer shall have received written authorization from the Company to retain such portion of the Indemnification Holdback. After the expiration of such twenty (20) Business Day period, Acquirer shall retain the portion of the Indemnification Holdback in accordance with Section 6.2(d) hereof and the Company shall no longer be entitled to receive such amount hereunder, provided that no such retention may be made if the Company shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquirer prior to the expiration of such twenty (20) Business Day period.

(ii) In case the Company shall so object in writing to any claim or claims by Acquirer made in any Officer’s Certificate, Acquirer shall have twenty (20) Business Days to respond in a written statement to the objection of the Company. If after such twenty (20) Business Day period there remains a dispute as to any claims, the Company and Acquirer shall attempt in good faith for thirty (30) Business Days to agree upon the rights of the respective parties with respect to each of such claims. If the Company and Acquirer should so agree, a memorandum setting forth such agreement shall be prepared by Acquirer and signed by the Company and Acquirer. Acquirer shall be entitled to rely on any such memorandum and shall retain or release the cash from the Indemnification Holdback in accordance with the terms thereof.

(iii) Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 6.2(e)(ii), the Company and Acquirer may initiate formal arbitration pursuant to Section 9.8 to resolve such dispute. The decision of the arbitrator(s) as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 6 hereof, the parties shall be required to act in accordance with such decision and Acquirer shall be required to make or withhold payments out of the Indemnification Holdback in accordance therewith.

(f) Third-Party Claims.

(i) In the event either party becomes aware of a third-party claim (a “Third Party Claim”) regarding pre-Closing operations of the Business, such party shall notify the other party of such claim, and the Company shall have the right (but not the obligation) to assume the defense of such Third Party Claim and to retain (at the Company’s expense) counsel of its choice, reasonably acceptable to Acquirer, to represent Acquirer, provided, however, that this option shall not be available to the Company for Third Party Claims (i) initiated by any of the then fifteen major customers and suppliers of the Business, (ii) which may result in criminal proceedings, injunctions or other equitable remedies in respect of Acquirer or its Affiliates, or (iii) also involves Acquirer or its Affiliates as a party and counsel to the Company determines in good faith that joint representation would give rise to a conflict of interest, for which defense shall be assumed by Acquirer with the right to retain (at the Company’s expense) counsel of its choice, reasonably acceptable to the Company. The Company shall have ten (10) days from the receipt of the Notice of Claim to notify Acquirer whether or not it desires to defend such Third Party Claim failing which the Company shall be deemed to have waived such option. The party assuming defense of a Third Party Claim is hereinafter referred to as the “Controlling Party” and the other party as the “Co-Party”.

(ii) In defending the Third Party Claim, the Controlling Party shall act in good faith and use commercially reasonable means and defenses available to it given due consideration to the interests of Acquirer. The Co-Party shall take such actions as reasonably necessary or appropriate under the circumstances to cooperate with the Controlling Party and its counsel in defending such Third Party Claim. The Controlling Party shall keep the Co-Party reasonably informed of the development of the underlying claim. In the case where the Acquirer is the Co-Party, the Co-Party shall have the right to participate, at its sole cost and expense in the defense of a Third Party Claim using its own counsel (unless (x) the Controlling Party shall not have employed counsel in the defense of such Claim after ten (10) days notice; or (y) such Co-Party shall have determined in good faith that joint representation would give rise to a conflict of interest; in any of the foregoing events such fees and expenses shall be borne by the Controlling Party).

(iii) Neither the Co-Party nor the Controlling Party shall conclude any settlements, compromises, agreements or withdrawals in response to any claims, verifications, or legal or administrative proceedings in which it may be involved without the prior written consent of the other party, which consent shall not be unreasonably withheld, in particular with respect to the settlement of disputes with customers, for which customary practice and the commercial relationship shall be taken into account.

(g) Treatment of Payments. To the extent permitted by law, the parties agree to treat payments made under this Article 6 as adjustments to the Final Purchase Price.

ARTICLE 7

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not have a material adverse effect on the business or condition of Acquirer or the Company; and any waiting period applicable to the consummation of the Acquisition under the HSR Act or similar antitrust regulations of any state or foreign Governmental or Regulatory Authority shall have expired or been terminated.

(b) Consent of Hewlett Packard and Panasonic. Consent to the Acquisition by each of Hewlett Packard Company and Panasonic Corporation of North America and the assignment of any Contracts between either (or both) of such parties and the Company to Acquirer shall have been obtained at least two (2) Business days prior to Closing.

(c) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition or which would permit consummation of the Acquisition only if certain divestitures were made or if Acquirer were to agree to limitations on its business activities or operations.

(d) Assignment and Assumption Agreement. Each party shall have executed and delivered an Assignment and Assumption Agreement substantially in the form set forth in Exhibit C.

(e) Hiring of Employees. The Company shall have terminated all Company employees that Acquirer intends to hire as of the Closing and Acquirer shall have made offers of employment to such individuals providing for the same or improved benefits as offered to similarly-situated Acquirer employees (including salary) (taking into account carrier-driven differences) and at same seniority level enjoyed by such individuals as employees of the Company immediately prior to the Closing Date, as contemplated in Section 5.13. Notwithstanding the foregoing, this Section 7.1(e) shall not apply to salaries and bonuses offered to Lee Perlman (if and as applicable), Adam Carroll or Fred Towns.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Acquirer contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a “material adverse change in the business or condition of Acquirer” or a “material adverse effect on Acquirer” and other materiality qualifications and materiality exceptions contained in such representations and warranties shall be disregarded.

(b) Performance. Acquirer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Acquirer at or before the Closing.

(c) Officers’ Certificates. Acquirer shall have delivered to the Company a certificate, dated the Closing Date and executed by the Chief Operating Officer or Secretary of Acquirer, substantially in the form set forth in Exhibit D hereto, certifying that the matters set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Debt. The Company shall have received confirmation that the payment obligations under that certain Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2006, by and among the Company and the lenders named therein (the “Lenders”) have been satisfied.

(e) Shareholder Guarantees. The Company shall have received a fully executed release of all shareholder guarantees of Company Indebtedness from the Lenders to the satisfaction of the Company.

(f) Other Deliveries. Acquirer shall have delivered all other instruments and documents reasonably required on the Acquirer’s part to effectuate and consummate the transactions contemplated hereby in a form and substance reasonably satisfactory to the Company and its counsel.

7.3 Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Acquirer:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a “material adverse change in the business or condition of the Company” and other materiality qualifications and exceptions contained in such representations and warranties shall be disregarded.

(b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c) No Material Adverse Change. There shall have occurred no material adverse change in the Business, financial condition or results of operations of the Company or the Purchased Assets since the date of execution of the Agreement.

(d) Officers’ Certificates. The Company shall have delivered to Acquirer a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of the Company, substantially in the form set forth in Exhibit E hereto, certifying that the matters set forth in Section 7.3 (a), (b) and (c) have been satisfied; and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit F hereto.

(e) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(f) Non-Competition Agreements. Each of the Key Employees shall have executed and delivered to Acquirer a Non-Competition Agreement substantially in the form set forth in Exhibit G (each a “Non-Competition Agreement”) and all of the Non-Competition Agreements shall be in full force and effect.

(g) Bill of Sale. The Company shall have executed and delivered a Bill of Sale substantially in the form set forth in Exhibit H.

(h) Assignment of Intellectual Property.

(i) Arrangements satisfactory to Acquirer in its reasonable discretion shall have been made to effect the assignment to the Acquirer of all Intellectual Property created by the Company’s founders, employees and consultants, and to obtain the full cooperation of such Persons to complete and prosecute all appropriate U.S. and foreign patent filings related thereto.

(ii) The Company shall have executed and delivered assignments of all Company Intellectual Property, including, but not limited to, the Patent Assignment in the form attached hereto as Exhibit I, the Trademark Assignment in the form attached hereto as Exhibit J, and the Copyright Assignment in the form attached hereto as Exhibit K.

(i) 2007 Audited Financial Statements. The Company shall have submitted to Acquirer its unqualified audited financial statements at and for the period ended December 31, 2007 as prepared and completed by Ernst & Young and in accordance with the Accounting Procedures at least two (2) Business Days prior to the Closing Date (the “2007 Financials”).

(j) Tangible Net Worth. The Tangible Net Worth of the Company shall have been at least $15,265,138 as of December 31, 2007.

(k) Satisfaction of Lenders. The Pay-Off Letter shall provide, in a manner reasonably satisfactory to Acquirer, that all outstanding Liens held by the Lenders against the Purchased Assets will be released (the “Bank UCC Release”) at Closing.

(l) Other Deliveries. The Company shall have delivered all other instruments and documents reasonably required on the Company’s part to effectuate and consummate the transactions contemplated hereby in a form and substance reasonably satisfactory to Acquirer and its counsel.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

(a) by mutual agreement of the Company and Acquirer;

(b) by either party if: (i) the Closing has not occurred before 5:00 p.m. (Pacific Time) on April 30, 2008 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

(c) by Acquirer if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would (A) prohibit Acquirer’s ownership or operation of all or any portion of the business of the Company or (B) compel Acquirer to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Acquisition;

(d) by either party if Acquirer receives a Second Request;

(e) by Acquirer if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied prior to the Closing Date; and

(f) by either party, if the Company accepts an Acquisition Proposal before April 30, 2008;

(g) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Acquirer and (i) Acquirer is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Acquirer (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not be satisfied as of the Closing Date.

8.2 Effect of Termination.

(a) Obligations Upon Termination. Other than as set forth in this Section 8.2, in the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer or the Company, or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, the provisions of Sections 5.2, 5.6, 8.2 and Article 9 and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

(b) Payment Upon Certain Termination. If this Agreement is terminated pursuant to Section 8.1(f), within thirty (30) days of such termination, the Company shall pay to Acquirer Three Million Dollars $3,000,000 (the “Termination Fee”) via wire transfer of immediately available funds to an account and using wire instructions specified by Acquirer. A termination of this Agreement pursuant to Section 8.1(f) shall not be and shall not be deemed to be a breach of Section 4.2 herein, and no liability or obligation on the part of Acquirer or the Company, or their respective officers, directors or shareholders or Affiliates or Associates shall arise out of such termination or of the Company’s acceptance of such Acquisition Proposal, other than in respect of the Company’s obligation to pay the Termination Fee.

8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve the Acquisition, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing Date Acquirer and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Disclosure Supplement. From time to time prior to the Closing, the Company may supplement or amend the Disclosure Schedule with respect to any matter (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedule, or (ii) which makes it necessary to correct or update any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby. Any such supplements or amendments to the Disclosure Schedule after the date hereof and prior to the Closing which, in the aggregate, have a material adverse effect, may, at Acquirer’s option, be declared by Acquirer within five (5) Business Days after such supplement or amendment to be a breach of this Agreement; provided, however, that, notwithstanding anything to the contrary, Acquirer’s sole and exclusive remedy for such breach shall be to terminate this Agreement and Acquirer shall be deemed to have waived actual or other monetary damages in connection with such breach; provided, further, notwithstanding any such supplements or amendments to the Disclosure Schedule to this Agreement, if Acquirer does not terminate and proceeds with the Closing, then the Disclosure Schedule and the related representations and warranties shall be deemed modified as of the Closing to the extent set forth in such supplements or amendments and Acquirer shall be deemed to have waived any and all claims for Losses in respect of such supplements or amendments.

9.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Acquirer to:	SYNNEX Corporation 44201 Nobel Drive Fremont, CA 94538 Telephone No.: (510) 668-3668 Facsimile No.: (510) 668-3707 Attn: General Counsel

with a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto CA 94304 Telephone No.: (650) 233-4500 Facsimile No.: (650) 233-4545 Attn: Allison Leopold Tilley, Esq.

If to the Company to:	New Age Electronics, Inc. 21950 Arnold Center Road Carson, CA 90810 Telephone No.: (310) 549-0000 Facsimile No.: (310) 549-6931 Attn: Chief Financial Officer and Chief Executive Officer

with a copy (which shall not constitute notice) to:	Jones Day 555 S. Flower Street Los Angeles, CA 90071 Telephone No.: (213) 243-2409 Facsimile No.: (213) 243-2539 Attn: James F. Childs, Jr., Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.2, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.3 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof , except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

9.4 Remedies. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 6.

9.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.7 Governing Law. This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

9.8 Arbitration.

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules then effect of the Judicial Arbitration and Mediation Services, Inc. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be in California.

(b) In arbitral proceedings, Acquirer and the Company each shall appoint one arbitrator and the two arbitrators so selected shall select a third arbitrator. The third arbitrator shall adjudicate the arbitration. Where there are multiple parties on either side, the multiple parties, jointly, shall appoint one arbitrator. If such multiple parties are respondent and would fail to make such joint appointment within thirty (30) days from receipt of the notice with request for arbitration, the Judicial Arbitration and Mediation Services, Inc. shall make the appointment for that side.

(c) Unless otherwise required by law (including, without limitation, securities laws) or, as to Acquirer, the rules and regulations of the New York Stock Exchange, the parties to this Agreement undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 9.8(c), information covered by the confidentiality undertaking in this Section 9.8(c) may not, in any form, be disclosed by either party to a third party without the prior written consent of the other party.

9.9 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.11 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Allocation of Purchase Price. Following the Closing, Acquirer and the Company shall agree as to the allocation of the Final Purchase Price pursuant to Section 1060 of the Code and the treasury regulations promulgated thereunder. Acquirer and the Company agree to reflect such allocation on IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto (“Form 8594”). Form 8594 shall be prepared jointly by Acquirer and the Company and shall be signed by the parties following the Closing. The parties hereto further agree that: (a) the agreed upon allocation of Final Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (b) they will not take any position inconsistent with such allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation.

9.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto, but, no rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the other Party, and any purported assignment in violation of this Section 9.13 shall be null and void ab initio; provided, however, Acquirer may transfer or otherwise assign its rights to receive indemnification under this Agreement for the benefit of any direct or indirect lender or holder of debt securities that has as a source of security having financed or refinanced all or part of the transactions contemplated hereby; provided, further, prior to the Closing, Acquirer may elect (upon written notice sent to Seller) to assign its rights and obligations under this Agreement to any Affiliate of Acquirer (including a subsidiary formed for such purpose) and to cause such Affiliate to perform the obligations of Acquirer under this Agreement; provided, further, that no such assignment shall otherwise vary or diminish any of Acquirer’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of Acquirer under this Agreement

ARTICLE 10

DEFINITIONS

10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“2007 Financials” has the meaning ascribed to it in Section 7.3(i).

“Acquirer” has the meaning ascribed to it in the forepart of this Agreement.

“Accounting Procedures” means accounting procedures based on the Books and Records of the Company in accordance with GAAP and consistent with the Company’s past practices.

“Acquisition Proposal” means a bona fide, unsolicited written proposal from an unaffiliated third party proposing a Business Combination.

“Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an executive officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” has the meaning ascribed thereto in Section 1.3(b).

“Audited Financial Statements” means the audited consolidated balance sheets of the Company as of each of the fiscal years ended December 31, 2004 through December 31, 2007, respectively, and the related audited consolidated income statement and statement of cash flows for each of the fiscal years then ended, in each case, including the notes thereto together with the notes thereto and the unqualified report of the Company’s independent accountants with respect thereto.

“Bank UCC Release” has the meaning ascribed to it in Section 7.3(k).

“Basket” has the meaning ascribed to it in Section 6.2(b).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition, financial or otherwise, of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business” means the Company’s business as currently conducted including the provision of solution and logistics analysis of delivery supply chain management models to consumer technology retailers and vendors and implementation thereof.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation or other business combination transaction to which such Person is a party, (b) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person, (c) any tender offer, exchange offer, recapitalization or other extraordinary transaction, or (d) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close.

“California Code” means the California Corporations Code and all amendments thereto.

“Closing” means the closing of the transactions contemplated by Section 1.1.

“Closing Date” has the meaning ascribed to it in Section 1.5.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall mean New Age Electronics, Inc., a California corporation.

“Company Financials” has the meaning ascribed to it in Section 2.4.

“Company HSR Delivery Requirements” has the meaning ascribed to it in Section 5.3(b).

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by; (b) is licensed to; (c) was developed or created by or for the Company or (d) is used in or necessary for the conduct of the business of the Company as presently or heretofore conducted or as proposed to be conducted, including any Intellectual Property created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

“Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2.

“Contract” means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or business arrangement (whether written or oral).

“Controlled Group” has the meaning ascribed to it under the term “Plan” in this Section 10.1.

“Disclosure Schedule” means the schedules delivered to Acquirer by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning ascribed to it in Section 1.2.

“Expiration Date” has the meaning ascribed to it in Section 6.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASDAQ Stock Market.

“Holdback Amount” has the meaning ascribed to it in Section 6.2(a).

“Holdback Period” has the meaning ascribed to it in Section 6.2(c).

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnification Holdback” has the meaning ascribed to it in Section 6.2(a).

“Indemnitees” has the meaning ascribed to it in Section 6.2(b).

“Intangible Assets” means the value of the Company Intellectual Property, goodwill and other non-physical assets (not including financial assets), each as measured at the date of measurement in accordance with GAAP and consistent with past practices.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Interim Financials” means the audited balance sheet of the Company as of December 31, 2007, the related audited income statement and statement of cash flows for December 31, 2007, and the unaudited balance sheet of the Company as of February 29, 2008, the related unaudited income statement and statement of cash flows for February 29, 2008.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Key Employees” means Lee Perlman and Adam Carroll.

“Knowledge” means, as to the Company, the actual knowledge of the Company’s Chief Executive Officer, President, Chief Financial Officer and Controller after reasonable investigation of the Company’s Books and Records and inquiries of the Company’s senior management.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means, except for Permitted Liens, any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (but not consequential damages) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys), provided that such losses are net of any Tax benefit actually received, any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or any proceeds received by virtue of third party indemnification.

“Non-Competition Agreement” has the meaning ascribed to it in 7.3(f).

“Officer’s Certificate” has the meaning ascribed to it in Section 6.2(d)

“Permits” means all licenses, permits, approvals, authorizations, variances, waivers or consents issued to the Company.

“Permitted Liens” means (i) statutory liens for Taxes or other payments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) liens related to the Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2006, by and among New Age Electronics, Inc. and the lenders named therein; and (vi) statutory purchase money liens.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means each employee benefit or compensation plan, agreement, policy, program or arrangement covering present or former employees, officers and directors of, and advisors and consultants to, the Company, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, stock purchase, stock option or any other stock-based award, profit sharing, fringe benefit, post-retirement health, health, life, vision and/or dental insurance coverage (including any self-insured arrangement), disability benefit, supplemental unemployment benefit, vacation benefit, change in control, retention, severance, termination pay, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the “Plans”), whether written or oral and whether sponsored, maintained or contributed to by (i) the Company or (ii) any other organization that is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (the “Controlled Group”).

“PTO” means the United States Patent and Trademark Office.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Related Party” means (a) each individual who is, or who has at any time been, an officer of the Company; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Company) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Relevant Group” means any subsidiary or an affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member.

“Representatives” means officers, directors, employees, shareholders, attorneys, accountants, investment advisors, agents, representatives, lenders, Affiliates or Associates.

“SEC” means the Securities and Exchange Commission or any successor entity.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Shareholders” shall mean all holders of capital stock of the Company as of Closing.

“Specified Representation” has the meaning ascribed to it in Section 6.2(b)(i)(A).

“Subsidiary” means any Person in which the Company, directly or indirectly through subsidiaries or otherwise, beneficially owns at least twenty percent (20%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, including Chapter 13 of the California Code.

“Tangible Net Worth” means the value of the Company’s total assets, less the value of all of the Company’s liabilities (each as measured at the date of measurement based on the Books and Records of the Company in accordance with GAAP and consistent with the Company’s past practices), less the value of all of the Company’s Intangible Assets at the Closing Date which are transferred to or assumed by Acquirer.

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Third Party Claim” has the meaning ascribed to it in Section 6.2(f)(i).

“Third Party Expenses” has the meaning ascribed to it in Section 5.6.

“Warranty Obligation” means all forms of warranties, guarantees and warranty policies of the Company in respect of any of the Company’s products or services, which are currently in effect.

EXECUTION COPY

IN WITNESS WHEREOF, Acquirer and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

NEW AGE ELECTRONICS, INC.		SYNNEX CORPORATION

By	/s/ Lee Perlman	By	/s/ Simon Y. Leung
Name	Lee Perlman	Name	Simon Y. Leung
Title	Chairman, CEO	Title	General Counsel and Secretary

AGREED AND ACCEPTED:

SHAREHOLDERS

By	/s/ Lee Perlman	By	/s/ Adam Carroll
	Lee Perlman		Adam Carroll

SYNNEX/NEW AGE

ASSET PURCHASE AGREEMENT

SIGNATURE PAGE

EXHIBIT A

EXCLUDED ASSETS

A-1

EXHIBIT A-1

SPECIFIED RETAINED LIABILITIES

A-1

EXHIBIT B

ASSUMED LIABILITIES

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

C-1

EXHIBIT D

FORM OF ACQUIRER OFFICERS’ CERTIFICATE

D-1

EXHIBIT E

FORM OF THE COMPANY OFFICERS’ CERTIFICATE

E-1

EXHIBIT F

FORM OF THE COMPANY SECRETARY’S CERTIFICATE

F-1

EXHIBIT G

FORM OF NON-COMPETITION AGREEMENT

G-1

EXHIBIT H

FORM OF BILL OF SALE

H-1

EXHIBIT I

FORM OF PATENT ASSIGNMENT

I-1

EXHIBIT J

FORM OF TRADEMARK ASSIGNMENT

J-1

EXHIBIT K

FORM OF COPYRIGHT ASSIGNMENT

K-1